N-SAR Exhibit: Sub-item 77I
ClearBridge American Energy MLP Fund Inc.


In connection with the terms of offering of the ClearBridge American Energy MLP Fund, CBA, (the "Fund"), the Fund incorporates by reference the Fund's Management Agreement and Subadvisory Agreement, as filed with the Securities and Exchange Commission on Form N-2A, Pre-Effective Amendment No. 1 of the Securities Act of 1933, on May 10, 2013 (Accession No. 0001193125-13-214378).